Exhibit 99.1

rennova IS pleased to report it has closed THE AGREEMENT TO SEPARATE ITS SOFTWARE AND GENETIC DIAGNOSTICS INTERPRETATION DIVISIONS into Visualmed clinical solutions corp. (OTC: VMCS)

WEST PALM BEACH, Fla. (June 28. 2021) – Rennova Health, Inc. (OTC: RNVA), (OTC: RNVAW) (“Rennova” or the “Company”), an owner and operator of rural hospitals in Tennessee, is please to confirm it has closed the agreement with VisualMED Clinical Solutions Corp. (VisualMED) a Nevada based public company, to merge its software and genetic testing interpretation divisions, Health Technology Solutions, Inc. (HTS) and Advanced Molecular Services Group, Inc., (AMSG) and their subsidiaries into VisualMED. These entities will operate as wholly owned subsidiaries of VisualMED which will immediately take the steps required to complete a name and trading symbol change.

VisualMED intends to complete the required filings to become compliant with SEC reporting requirements to become a fully reporting company as soon as practical.

Rennova and VisualMed intend to take the necessary steps to comply with the relevant regulations and rules to permit Rennova to distribute shares in VisualMED to its shareholders at some time in the future.

“We are delighted to have closed this transaction,” said Seamus Lagan, CEO of Rennova.

“Our software division has an exciting vision and plan to use our current solutions to create an innovative and we believe unique software solution for the health care industry. We remain convinced that vision can be better delivered and create more value for Rennova shareholders as a separate public entity.”

About Rennova Health, Inc.

Rennova owns and operates rural hospitals and a physician’s office in Tennessee and a physician’s office in Kentucky and provides industry-leading diagnostics and supportive software solutions to healthcare providers. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health

Sebastien Sainsbury, 561-666-9818

ssainsbury@rennovahealth.com

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